Preclinical & Clinical Development of AIP Cell Therapy Product in Korea
Memorandum of Understanding

This Memorandum of Understanding (the "**MOU**") is entered into this 25th of March, 2015 (the "**Effective Date**"), between Orgenesis Ltd. ("**Orgenesis**") and CureCell Co., ("**CureCell**", and together with Orgenesis, the "**Parties**").

The following document is an outline of the proposed strategic collaboration between Orgenesis and CureCell for the preclinical and clinical development of AIP Cell Therapy Product in Korea. It is in no way binding to any party, nor is it a legal document and its sole purpose is to define the expectations of each party regarding future collaboration which shall be finally settled by a definitive agreement(s) to be executed by the parties. The Parties expect to enter into a detailed definitive agreement in respect of the contemplated collaboration no later than 1st of May, 2015 (the "**Definitive Agreement**"). Only such Definitive Agreement will be binding on the parties (other than the Confidentiality provision below that shall have immediate binding effect).

1. Collaboration

a. Orgenesis would like to set up its AIP cell development in Korea in collaboration with CureCell. CureCell would like to assist Orgenesis in all aspects of Orgenesis' AIP product's development activity in Korea. The Parties jointly aim to raise all the available funds from both public and private sectors. The Parties' joint preliminary goal is to raise the necessary financing for the preclinical development of Autologous Insulin Producing cell therapy product, hereafter named as "AIP", prior to the clinical development, and the additional required financing for the phase I and phase II clinical development.

b. CureCell will also collaborate with Orgenesis in seeking an opportunity to develop and commercialize AIP in Korea. David Kim ("**David**") has full power of managing and controlling CureCell and is Orgenesis' formal representative in Korea, as such he has an in-depth knowledge of Orgenesis goals and targets.

c. Either party will have any required legal right to withdraw its collaboration with the other party and has no legal obligation to either party (or any other party mentioned in this document) until a finalized formal agreement is signed and approved by the applicable organs of each party. Until agreed otherwise in the Definitive Agreement each party will bear its own expenses in connection with the collaboration contemplated hereunder. Notwithstanding the foregoing, the Confidentiality provision in Section 9 below shall have immediate binding effect and shall survive termination or expiration of this MOU for whatever reason.

d. Notwithstanding the aforementioned, until any funds are raised for the purpose of this collaboration (private or public) or if earlier, executing a Definitive Agreement, all the expenses for technical training and for the supply of Adenovirus shall be covered by Orgenesis. On the other hand, CureCell shall cover all the operational costs, including without limitation, the overhead expenses.

e. There is no obligation on David's side to raise all or any of the funds required for the

preclinical & clinical development of AIP. This is a joint effort which requires the full support from Orgenesis's management as well as technological and technical support. Orgenesis may also be willing to provide financial aid that may be necessary for CureCell under David's management to accomplish Orgenesis' plan for the preclinical & clinical development of AIP upon finalizing an approved budget.

f. Currently both parties are focusing on applying for further grants to be submitted by CureCell. Both Orgenesis and CureCell will work to establish the common grounds between Orgenesis and CureCell to carry forward the preclinical & clinical development of AIP.

2. **Roles & Responsibilities of CureCell as The Korean Operation of Orgenesis**

a. Design and get the approval for all the business plan for AIP from Orgenesis prior to executing

b. Develop and implement strategic plans and action plans (which such plans shall be agreed among the parties) for the AIP commercialization in Korea including all required steps of the preclinical & clinical development.

c. Raise public and private funds required for the preclinical & clinical development.

d. Set up all the necessary teams for the preclinical & clinical development at the cost-effective manner that may maximize organizational flexibility & efficiency at the lowest operational costs.

e. Develop a GMP facility to produce AIP with full support from Orgenesis. Based on the consensus between Orgenesis and CureCell, The GMP facility will be operated by a qualified CMO entity such as MasterCell or its subsidiary in Korea.

f. Develop, strengthen and broaden all the networks required to make the AIP development advance smoothly and effectively.

3. **Roles & Responsibilities of Orgenesis**

a. Subject to the raising of funds by CureCell, of at least $1.5 million (the "**Initial Funding Amount**"), Curecell and Orgenesis will create a joint venture for conducting clinical trials ("**Clinical Stage Joint Venture**"). Under the Clinical Stage Joint Venture, Orgenesis will enable a fully owned entity of CureCell/David established for such purpose ("**CureCell Entity**"), through a non-exclusive, non-transferable limited license, solely in the boundaries of Korea, to be granted by Orgenesis (or any of its affiliates, as applicable), to the CureCell Entity, to utilize the relevant Orgenesis' and/or its affiliates' intellectual property for the purpose of preclinical & clinical development of AIP for the operation once a final agreement between the parties is signed ("**Clinical Trial License**"). For the avoidance of doubt it is hereby clarified that such Clinical Trial License shall not, in any way, be deemed as a license for manufacturing or commercialization.

b. Once all applicable regulatory approvals for the AIP commercialization are received, a

joint venture ("**Joint Venture**") will be formed between Orgenesis and the CureCell Entity, or any other entity that may be established and dedicated for such purpose and that is fully owned by CureCell (such entity (whether the CureCell Entity or another entity), hereinafter, the "**Commercial Entity**"). Under the Joint Venture, the Commercial Entity shall be granted with a manufacturing and sales license in respect of the territory of Korea ("**Commercial License"**). The terms of both the Clinical Trial License and the Commercial License will be more defined in the Definitive Agreement. Orgenesis may choose to partner with CureCell as a shareholder of the Commercial Entity if this is beneficial for fund raising or other purposes, and in such case the Commercial Entity shall be controlled by Orgenesis.

c. After all applicable regulatory approvals for the AIP commercialization are received and along with granting the Commercial License to the Commercial Entity, the parties will agree on and collaborate through any mechanism which will reflect each party's consideration for its respective contribution to such cooperation such as a joint venture mechanism (without any joint holdings of the parties but through a certain royalties arrangement) or, alternatively, through joint holding of the Parties in the Commercial Entity.

d. Upon finalizing of an approved project budget, timeline and business plan approved by both parties (altogether shall be referred as the "**Work Plan**"): Orgenesis will make its best efforts to provide the required materials such as: supply of adenovirus and support CureCell with the technological & technical trainings for the Korean teams for the preclinical & clinical development of AIP cells.

4. **<u>Profit Allocation</u>**

a. All profits or other distributions to be generated by the Joint Venture, after the Commercial License was granted, shall be allocated, whether through share holdings of the parties (to the extent the parties actually have common shareholdings in the Commercial Entity) or by way of royalties allocation or any combination of both, as follows:

i. Subject to CureCell raising no less than the Initial Funding Amount, the profit allocation and shareholding (to the extent the Joint Venture is a legal entity) shall be: 51% to Orgenesis and 49% to CureCell (the "**CureCell's Pro Rata Share**");

ii. Orgenesis shall have the right, at all times, to invest sums either in the Joint Venture or in the CureCell Entity itself, at its sole discretion (the "**Orgenesis Investment**"). Such an investment by Orgenesis shall result in a dilution of CureCell's Pro Rata Share as follows, but in any event (provided that the Initial Funding Amount has been invested in the Joint Venture) CureCell's Pro Rata Share will not be diluted to less than 15%.

iii. To the extent Orgenesis invests sums in the Joint Venture (or in the CureCell Entity itself), the CureCell's Pro Rata Share will be diluted to a percentage, calculated by multiplying by CureCell's Pro Rata Share a fraction, the nominator of which is the sum actually invested by CureCell in accordance with the Work Plan (the "**CureCell**

4

Actual Investment"); and the denominator of which is the combination of the CureCell Actual Investment and the Orgenesis Investment.

For example purposes only:

In the event that, CureCell has invested US $10M and Orgenesis has invested in the Joint Venture US $3M, then CureCell's Pro Rata Share will be diluted to 37.69% (and Orgenesis's Pro Rata Share will increase to 62.31% accordingly) calculated as follows:

$$49\% * \frac{10M}{10M + 3M} = 37.69\%$$

If Orgenesis decides to invest directly in CureCell, this investment will be negotiated in good faith and based upon the assets and the valuation of CureCell at that time

iv. In any event, all terms and conditions of such profit allocation and the exact manner through which the parties will finally settle their engagement (*inter alia*, after taking into account all tax implications) shall be more specified and finally determined in the Definitive Agreement.

5. Orgenesis will have full information and visitation rights in respect of the pre clinical and clinical trial stage and also in respect of the Joint Venture/Commercial Entity. In addition Orgenesis will be entitled to appoint a representative that will be present at all stages of the development and trials.

6. **Roles & Responsibilities of CureCell and David at Asan Medical Center**

a. Re-confirm the in vivo AIP efficacy & safety and procedure (portal vein transplant) safety essentially required prior to the preclinical development at the GLP standards through the collaboration with Orgenesis.

b. Optimize the QC protocols and standards for the selection of live liver cells as well as the release and administration of AIP to the patients of Asan Medical Center through the collaboration with Orgenesis.

c. Select a qualified CRO to conduct the GLP preclinical studies, mainly safety and toxicity studies at the reasonable costs. Based on previous experience and learning, Orgenesis will scientifically, technologically and technically help to design both of single and multiple dose toxicity study according to the local regulatory requirements.

d. Design and conduct the clinical development plans and protocols in addition to all the necessary approval such as IRB and IND, etc.

7. **Roles & Responsibilities of CureCell and David at Ajou Medical Center**

a. Develop and optimize the GMP manufacturing systems and processes with technological and technical support from Orgenesis.

b. Set up and validate all the processes, systems and facilities prior to documentation for regulatory works.
c. Get the approval of both of GMP and AIP from the Korean FDA.

8. Project Committee

a. A project committee will be formed that will serve for both the pre clinical and clinical trial stage and also as committee of the Joint Venture (or the board of the Commercial Entity to the extent Orgenesis will hold shares in such entity) and that will consist of 4 members- each of Dr Kim and CureCell will be entitled to appoint 1 member to the committee and Orgenesis will be entitled to appoint 2 members. The committee will approve the Work Plan. All decisions of the Committee shall require the consent of at least one of Orgenesis's representative to the committee.

9. Confidentiality

Under this MOU, Orgenesis may disclose or reveal to CureCell, the Joint Venture, David and/or any other entity mentioned in this MOU, and/or their affiliates, Orgenesis' confidential or proprietary information ("**Confidential Information**"). All information in respect of the AIP cell development, all reports and records produced by Orgenesis hereunder shall be the Confidential Information of Orgenesis. Each party agrees that it will take all steps reasonably necessary to hold Orgenesis' Confidential Information in strict confidence and secrecy and will not use or disclose such information in any manner or for any purposes not expressly contemplated by this MOU. The receiving party shall not disclose any Confidential Information of Orgenesis except to its employees who are have a need to know such Confidential Information for the purposes of this MOU and who are subject to written agreements containing non-disclosure and non-use obligations no less restrictive than those set forth herein.

CureCell specifically acknowledges and agrees that Orgenesis' parent company is a publicly traded company, and that in the course of disclosure, CureCell may receive certain material non-public information (financial, commercial or other). CureCell is aware that the United States securities laws impose restrictions on trading in securities when in possession of such information. CureCell further acknowledges and agrees that using such information and utilizing it to its benefit may cause Orgenesis to be in violation of the applicable securities laws. CureCell undertakes and agrees that it, or anyone on its behalf, shall not, directly or indirectly utilize such information in a way which may be considered 'inside trading' or in any way which may be considered prohibited, restricted misappropriate or otherwise in violation of the securities laws applicable to Orgenesis (including Israeli securities laws and the US Securities rules and regulations).

Upon Orgenesis' request, all or any requested portion of its Confidential Information (including, but not limited to, tangible and electronic copies, notes, summaries or extracts of any information) will be promptly returned to Orgenesis or destroyed, and CureCell will provide Orgenesis with written certification stating that such Confidential Information has been returned or destroyed.

Each of the parties will, and will cause its affiliates and representatives to, maintain in strict confidentiality this document and any transactions contemplated hereunder, the terms set forth herein and any discussions between the Parties in such respect. Notwithstanding the foregoing

Orgenesis may submit any reports, information and make public filing required under applicable law and under the rules and regulations of any stock exchange on which shares/debt of Orgenesis or its parent company are listed for trade.
All press releases and public announcements relating to the transaction contemplated by this document will be agreed to and prepared jointly by Orgenesis and CureCell. The confidentiality restrictions and obligations imposed by this Section 9 shall survive the expiration or termination of this MOU indefinitely.

10. Governing Law

This MOU shall be governed by and construed and enforced in accordance with the laws of England. Any action, suit or other proceeding arising under or relating to this MOU shall be brought exclusively in a court of competent jurisdiction in the city of London. Notwithstanding the foregoing, Orgenesis shall be entitled to pursue an injunction or other equitable relief against CureCell or its agents in any jurisdiction in order to enforce the provisions hereof in respect of confidentiality and intellectual property.

IN WITNESS WHEREOF, the parties hereto have duly executed this MOU as of the date first above written.

Orgenesis Ltd.:	**CureCell Co.:**
Signature	Signature
Vered Caplan	David Kim
Name (Print)	Name (Print)
CEO	CEO
Title	Title